Exhibit 4.2

AUSPEX PHARMACEUTICALS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

October 31, 2012

AUSPEX PHARMACEUTICALS, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of October 31, 2012, by and among Auspex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A-1, Series A-2, Series A-3, Series A-4 and Series A-5 Preferred Stock set forth on Exhibit A attached hereto (the “Series A Holders”), the holders of Series B Preferred Stock set forth on Exhibit A attached hereto (the “Series B Holders”), the holders of Series C Preferred Stock set forth on Exhibit A attached hereto (the “Series C Holders”) and the holders of Series D Preferred Stock set forth on Exhibit A attached hereto (the “Series D Holders,” and together with the Series A Holders, the Series B Holders and the Series C Holders, the “Investors”).

RECITALS

The Company, the Series A Holders, the Series B Holders and the Series C Holders are parties to that certain Amended and Restated Investors’ Rights Agreement dated July 2, 2010 (the “Prior Agreement”). The Company and the Series D Holders are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”). In order to induce the Series D Holders to purchase Series D Preferred Stock and invest funds in the Company pursuant to the Purchase Agreement, the Company, the Series A Holders, the Series B Holders and the Series C Holders hereby agree that the Prior Agreement is superseded and replaced in its entirety with this Agreement, and that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) “Affiliated Funds” shall have the meaning ascribed to such term in the Charter;

(b) “Charter” means the Company’s Amended and Restated Certificate of Incorporation, as such may be amended and/or restated from time to time;

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(d) “Excluded Registration” means (i) a registration statement relating solely to the sale of securities of participants in a stock plan of the Company, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration relating solely to the offer and sale of debt securities, or (iv) a registration on any registration form that does not permit secondary sales;

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(f) “Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(g) “Major Investor” means any Investor that holds at least (i) 4,000,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like) before the Mandatory Second Tranche Closing (as defined in the Purchase Agreement), and (ii) 5,000,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like) from and after the Mandatory Second Tranche Closing. A Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds;

(h) “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock prior to or in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Charter;

(i) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(j) “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (together, the “Preferred Stock”) held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement;

(k) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(l) “SEC” means the Securities and Exchange Commission; and

(m) “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) October 31, 2015, or (ii) six months after the effective date of the Qualified IPO, a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 20 days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered within 20 days after the mailing of such notice by the Company.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right or the similar right set forth in Section 1.4(b)(iii) more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than in a Qualified IPO or an Excluded Registration).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 1.5(a) have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii) During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is not the initial public offering of the Company’s securities, in which case, ending on a date 90 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered if any stock of the Company is registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right or the similar right set forth in Section 1.2(c) more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than an Excluded Registration); (iv) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (v) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.

(h) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

1.6 Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the Qualified IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the Qualified IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 50,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) (or if the transferring Holder owns less than 50,000 shares of such securities, then all Registrable Securities held by the transferring Holder), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held immediately prior to the closing of the initial public offering, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of FINRA) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all greater than 1% stockholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s initial public offering subject to this Section 1.14.

(e) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 with respect to any Holder at such time after the Qualified IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without registration within any three-month period.

2. Covenants of the Company.

2.1 Matters Requiring Director Approval. In addition to any other vote or consent required herein or by law, the affirmative prior approval of a majority of the Board of Directors shall be necessary to approve the following actions:

(a) making any loan or advance to any person, including any employee, officer or director of the Company, except for advances and similar expenditures made in the ordinary course of business;

(b) altering or amending the terms of the Company’s 2010 Equity Incentive Plan (the “Option Plan”);

(c) guaranteeing any indebtedness, except for trade accounts of the Company or any subsidiary of the Company arising in the ordinary course of business;

(d) making any investment other than investments in prime commercial paper, money market funds or investments of similar risk profile;

(e) incurring any indebtedness in excess of $100,000 that is not included in a budget approved by the Board of Directors, except for trade credit incurred in the ordinary course of business;

(f) entering into any transaction with any director, officer or employee of the Company, or any entity or person that is affiliated or economically associated with the Company, or any director, officer or employee of the Company;

(g) hiring, terminating, or altering the compensation of any executive officer of the Company, or approving any option plan or option grant for any executive officer of the Company;

(h) changing the principal place of business of the Company, entering into a new line of business, or exiting the current line of business of the Company;

(i) selling, transferring, entering into an exclusive license agreement for, pledging or encumbering technology or intellectual property of the Company, other than licenses granted in the ordinary course of business;

(j) entering into any joint venture, strategic transaction, acquisition or material investment; or

(k) authorizing a budget or operating plan for any fiscal year.

2.2 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event prior to the end of each fiscal year, an operating budget forecasting the Company’s revenues, expenses and cash position, together with a business plan for the next fiscal year, each prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year, prepared by the Company and approved by the Board of Directors of the Company;

(e) as soon as practicable after the end of each fiscal year of the Company, a capitalization table of the Company as of a current date, certified by the Chief Financial Officer of the Company; and

(f) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.2, an instrument executed by the Chief Financial Officer or President of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors or a committee thereof determines that it is in the best interest of the Company to do so.

2.3 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.4 Board Observer Rights. The Company shall allow one representative designated by Panorama Capital, L.P. or its Affiliated Funds (“Panorama”) to attend all meetings of the Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors at the same time and in the same manner as provided to its Board of Directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The decision of the Board of Directors with respect to the privileged or confidential nature of such information shall be final and binding.

2.5 Right of First Offer. Subject to the terms and conditions specified in this Section 2.5, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.5, Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 30 days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming conversion of all outstanding shares of Preferred Stock). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing. The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming conversion of all outstanding shares of Preferred Stock) and held by all Fully-Exercising Investors who wish to purchase the unsubscribed Shares.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.5(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.5 shall not be applicable to (i) the issuance of Exempted Securities (as defined in the Charter) and (ii) the issuance and sale of shares of Series D Preferred Stock in the Mandatory Second Tranche Closing or the Optional Second Tranche Closing (as each term is defined in the Purchase Agreement). In addition to the foregoing, the right of first offer in this Section 2.5 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.6 Qualified Small Business Stock Status. In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the Shares no longer being “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good-faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, or would constitute “qualified small business stock,” if determination of whether stock constitutes “qualified small business stock” were made by taking into account the modifications set forth in Section 1045(b)(4) of the Code. The Company’s obligation to furnish a written statement pursuant to this Section 2.6 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

2.7 Employee Matters.

(a) Shares or options issued or issuable by the Company to officers, directors, employees and consultants of the Company pursuant to the Option Plan (or any stock plan adopted in the future) (i) shall be subject to four-year vesting, with a one-year cliff for 25% of the shares and monthly vesting thereafter, provided that this formula may be modified by a majority of the Board of Directors for specific grants to individuals and performance-based awards that, if made, may vest upon satisfactory completion of the performance goals and (ii) will not provide for acceleration triggered only by a Liquidation Transaction (as defined in the Charter), provided that the Board of Directors of the Company shall not be restricted in its ability to accelerate the vesting of awards under the Option Plan at the time of a Liquidation Transaction so long as the Series D Representative (as defined in the Charter), if any, concurs in such decision to accelerate vesting. Granting of all awards under the Option Plan will be subject to approval by the Compensation Committee of the Board of Directors and approval or ratification by the Board of Directors.

(b) As of immediately following the Mandatory Second Tranche Closing and any Optional Second Tranche Closing, as applicable, the Company and the parties hereto shall take all reasonable actions to increase the number of shares of Common Stock reserved for issuance to officers, directors, employees and consultants of the Company under the Option Plan (the “Option Share Reserve”) so that the Option Share Reserve will represent 10% of the capital stock of the Company (calculated on a fully-diluted basis as of immediately following the applicable closing and including shares theretofore granted and shares available for future grant under the Option Plan).

(c) Unless otherwise determined by the Board, the Company shall require all future officers, directors, and employees of, and consultants to, the Company to execute and deliver a Confidential Information and Invention Assignment Agreement in such form as has been or may be approved by the Board of Directors from time to time, including the Series C Preferred Stock and Series D Preferred Stock director representatives then in office.

2.8 Board Committees. Following the First Tranche Closing (as defined in the Purchase Agreement), each Committee of the Board of Directors shall include at least one member designated by Panorama or its Affiliated Funds, Thomas, McNerney & Partners, L.P. or its Affiliated Funds, CMEA Ventures VI, L.P. (“CMEA”) or its Affiliated Funds, or Sloan Biotech or its Affiliated Funds.

2.9 Compensation Committee. Following the First Tranche Closing, the Compensation Committee of the Board of Directors shall include the member designated by Thomas, McNerney & Partners, L.P. or its Affiliated Funds, who shall serve as Chairman, and the member designated by Panorama or its Affiliated Funds. The Compensation Committee will recommend, and the Board of Directors will approve, any compensation or equity issuance to employees or consultants to the Company, or the amendment of any existing employment or consulting agreement or arrangement as of the date hereof.

2.10 Director and Officer Liability.

(a) The Company shall maintain in full force and effect director and officer liability insurance in an amount to be determined by the Board of Directors. The Charter and the Company’s Bylaws will provide (a) for elimination of the liability of each member of the Board of Directors to the maximum extent permitted by law and (b) for indemnification of each member of the Board of Directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company will enter into and use its best efforts to at all times maintain reasonable and customary indemnification agreements with each member of the Board of Directors to indemnify such directors to the maximum extent permissible under applicable law.

(b) If the Company or any of its successors or assignees consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Charter, indemnification agreements, or elsewhere, as the case may be.

2.11 Use of Proceeds. The Company will use the proceeds from the sale of the Stock (as defined in the Purchase Agreement) to (i) support the pivotal studies and NDA filing of SD-809 in Huntington’s Disease; (ii) initiate Ph II proof of concept study(ies) with SD-809 in a second clinical indication, to be agreed upon by the Board of Directors; and (iii) general working capital purposes.

2.12 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.10(a) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) The covenants set forth in Sections 2.2 and 2.3 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.12(a) above.

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a Liquidation Transaction; provided, however, that the provisions of Section 2.10(b) shall survive such termination.

3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled. This Agreement supersedes and replaces in its entirety the Prior Agreement in its entirety, and such Prior Agreement shall be of no further force or effect upon execution of this Agreement by all parties hereto.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock

or Series D Preferred Stock, or any Common Stock issued upon conversion thereof). For the avoidance of doubt, the Company and each Investor agree that CMEA may, without the consent of the Company or any other person, transfer the rights granted to it hereunder to any other investment vehicle managed by an affiliate of CMEA to whom it transfers all or any of the shares of the Preferred Stock of the Company or the Common Stock issued upon conversion thereof, and such investment vehicle shall be deemed an “Affiliated Fund” as defined in Section 1.1(a) hereof. For the avoidance of doubt, the Company and each Investor agree that any other Investor may, without the consent of the Company or any other person, transfer the rights granted to such Investor hereunder to any Affiliated Funds to which such Investor transfers any or all of the shares of Preferred Stock of the Company or the Common Stock issued upon conversion thereof held by such Investor. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended, waived or terminated only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that any amendment that adversely affects the rights granted the Holders of a particular series of Preferred Stock hereunder in a manner different from the Holders of any other series of Preferred Stock must be approved by the holders of a majority of such series of Preferred Stock then outstanding, except with respect to the Series D Preferred Stock, which must be approved by the holders of at least 85% of the Series D Preferred Stock before the Mandatory Second Tranche Closing and 75% of the Series D Preferred Stock from and after the Mandatory Second Tranche Closing, and provided, further, that any amendment or waiver of the rights granted to the Major Investors in Section 2 above shall require the consent of a majority in interest of the Registrable Securities held by the Major Investors. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series D Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice, and (a) if to the Company, with a copy to Frederick T. Muto, Esq., Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121 and (b) if to Panorama, with a copy to Ella DeTrizio, Esq., Dechert LLP, 902 Carnegie Center, Suite 500, Princeton, New Jersey 08540.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons, including Affiliated Funds, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Lawrence C. Fritz
Lawrence C. Fritz, Chief Executive Officer

Address:	3366 N. Torrey Pines Road, Suite 225
La Jolla, CA 92037

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

THOMAS, MCNERNEY & PARTNERS II, L.P.
By:	Thomas, McNerney & Partners II, LLC
Its:	General Partner

By:	/s/ Pratik Shah
Name:	Pratik Shah
Title:	Manager

Address:	3366 N. Torrey Pines Road
Suite 220
La Jolla, CA 92037

TMP NOMINEE II, LLC

By:	/s/ James Thomas
Name:	James Thomas
Title:	Manager

Address:	3366 N. Torrey Pines Road
Suite 220
La Jolla, CA 92037

TMP ASSOCIATES II, L.P.
By:	Thomas, McNerney & Partners II, LLC
Its:	General Partner

By:	/s/ Pratik Shah
Name:	Pratik Shah
Title:	Manager

Address:	3366 N. Torrey Pines Road
Suite 220
La Jolla, CA 92037

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

CMEA VENTURES VII, L.P.

By:	/s/ David Collier
Name:	David Collier
Title:	Managing Director

Address:	One Letterman Drive
Building C, Suite CM500
San Francisco, CA 94129

CMEA VENTURES VII (PARALLEL), L.P.

By:	/s/ David Collier
Name:	David Collier
Title:	Managing Director

Address:	One Letterman Drive
Building C, Suite CM500
San Francisco, CA 94129

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

SLOAN BIOTECH FUND

By:	/s/ Sep Sarshar
Name:	Sep Sarshar
Its:	Member

Address:	2460 Oxford Avenue Cardiff CA 92007 Attention: Sep Sarshar

SLOAN BIOTECH FUND II

By:	/s/ Faramarz Yousefzadeh
Name:	Faramarz Yousefzadeh
Its:

Address:	301 North Canon Drive, #205 Beverly Hills, CA 90210 Attention: Faramarz Yousefzadeh

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

COSTA VERDE CAPITAL LLC

By:	/s/ Sep Sarshar
Name:	Sep Sarshar
Its:	Member

Address:	2460 Oxford Avenue Cardiff CA 92007 Attention: Sep Sarshar

COSTA VERDE CAPITAL II LLC

By:	/s/ Sep Sarshar
Name:	Sep Sarshar
Its:	Member

Address:	2460 Oxford Avenue Cardiff CA 92007 Attention: Sep Sarshar

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

PANORAMA CAPITAL, L.P.
By: Panorama Capital Management, LLC
Its General Partner

By:	/s/ Gaurav Aggarwal
Name:	Gaurav Aggarwal
Its:	Partner

Address:	2440 Sand Hill Road, Suite 302 Menlo Park, CA 94025

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

SERIES A INVESTORS

SLOAN BIOTECH FUND

SLOAN BIOTECH FUND II

MANOUCHEHR SHAHBAZ

SERIES B INVESTORS

THOMAS, MCNERNEY & PARTNERS II, L.P.

TMP NOMINEE II, LLC

TMP ASSOCIATES II, L.P.

CMEA VENTURES VII, L.P.

CMEA VENTURES VII (PARALLEL), L.P.

COSTA VERDE CAPITAL LLC

SLOAN BIOTECH FUND

SLOAN BIOTECH FUND II

SERIES C INVESTORS

THOMAS, MCNERNEY & PARTNERS II, L.P.

TMP NOMINEE II, LLC

TMP ASSOCIATES II, L.P.

CMEA VENTURES VII, L.P.

CMEA VENTURES VII (PARALLEL), L.P.

COSTA VERDE CAPITAL LLC

COSTA VERDE CAPITAL II LLC

SLOAN BIOTECH FUND

SERIES D INVESTORS

THOMAS, MCNERNEY & PARTNERS II, L.P.

TMP NOMINEE II, LLC

TMP ASSOCIATES II, L.P.

CMEA VENTURES VII, L.P.

CMEA VENTURES VII (PARALLEL), L.P.

SLOAN BIOTECH FUND

SLOAN BIOTECH FUND II

PANORAMA CAPITAL, L.P.